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                                                                   EXHIBIT 10.5

                                                    [Standard [LOGO] Chartered]
                                                            [Letterhead]

Date:           24th December 1996
Our Ref:        CBG/KLN/T&G1/BBG


CONFIDENTIAL
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Zindart Industrial Co. Ltd.
Flat C & D, 25/F
Block 1, Taiping Industrial Centre
No. 57 Ting Kok Road
Tai Po
New Territories

Attention:      Ms. Domina W.K. Leung
                Director of Finance
--------------------------------------

Dear Sirs,

                BANKING FACILITIES: ZINDART INDUSTRIAL CO. LTD.

We are pleased to confirm that the Bank is willing to make available to your company (the "Company") the following working capital facilities up to the amounts indicated.

1.      CURRENT ACCOUNT OVERDRAFT - HKD5,000,000.-

Note:
-----
This facility will only be available until 31st May 1997.

2.      MONEYMARKET RATE BASED ADVANCES - HKD10,000,000.-

Advances may be drawn in multiples of HKD500,000.- for periods of 1, 2 or 3 months. Interest will be payable at the maturity of each advance. The applicable rate of interest will be HIBOR plus 3.25% per annum. Every advance shall be repaid on maturity and may be reborrowed. Prepayment is subject to penalty.

Note:
-----
Quarterly average utilisation below 80% will be subject to 0.25% commitment fees on the full HIBOR Loan amount at the discretion of the Bank.

3.      EXPORT FACILITIES - HKD40,000,000.-

Purchase of documentary bills on a "documents against acceptance" basis unsecured by goods on approved drawees with usances of up to 90 days is available up to a limit of HKD40,000,000.- Within this facility, purchase of documentary bills on a "documents against payment" basis secured by goods on approved drawees up to HKD40,000,000.-

Negotiation of discrepant documents, secured or unsecured by goods, with recourse presented under export letters of credit issued by banks acceptable to us up to a limit of HKD40,000,000.-.
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                                               [Standard Chartered LOGO]
                                                     Page 2

Zindart Industrial Co. Ltd.

Condition:
Purchase of documentary bills on a "documents against acceptance" basis can be used to finance 100% of export receivables for up to 45 days from invoice date against presentation of (1) certified commercial invoices (2) copy of non-negotiable transport documents/cargo receipt evidencing shipment in case of local delivery to buyer or its forwarding agent. Payment from buyer is to be credited into "charged current account" opened in name of the Company for settlement of the corresponding export loan.

The Import Facilities mentioned below will be treated as sub-limits of the Export Facilities, so that the combined outstandings are not to exceed the amount of the Export Facilities.

4.      IMPORT FACILITIES - HKD10,000,000.-

Sight and usance documentary letters of credit, secured by the underlying goods and covering the procurement of working capital merchandise, with a corresponding trust receipt loan facility. Within this facility sight and usance documentary letters of credit not secured by the underlying goods, with a corresponding import loan facility, are available up to a limit of HKD10,000,000.-. The combined usance and loan period for any one transaction is not to exceed 90 days. Prior evidence of insurance will be required for all "free on board" and "cost and freight" shipments.

Offshore shipments permitted.

Shipping guarantees are also available under the trust receipt loan facility.

INTEREST, COMMISSIONS AND FEES

Unless otherwise specified, interest on all sums advanced will be payable monthly in arrears at Prime plus 1.5% per annum. A default rate of Prime plus 8% per annum will apply to amounts not paid when due or in excess of agreed facility amounts. "Prime" means the rate which we announce or apply from time to time as our prime rate for lending Hong Kong Dollars and "HIBOR" means the rate which we determine to be the Hong Kong Interbank Offered Rate for the relevant period. Commissions will be charged at our standard rates unless otherwise stipulated. Export bills will be discounted and import bills will be financed at Prime plus 0.5% per annum. All past due bills shall bear interest at 3% per annum above the rates charged on your regular bills outstandings.

Commission on opening letters of credit will be charged at 1/4% flat.

An arrangement fee of HKD50,000.- will be payable upon our receipt of your acceptance of this letter. A handling fee in an amount to be mutually agreed will be payable on each anniversary of the date of this letter if the facilities are continuing. The fees will be debited to your current account.

You will reimburse the Bank for all legal fees and other expenses incurred in arranging the above facilities.
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                                                                  [LOGO]
                                                          [STANDARD = CHARTERED]
Zindart Industrial Co. Ltd.                                      [Page 3]

AVAILABILITY AND REPAYMENT

The above facilities are subject to the Bank's periodic review, and it is expressly agreed that they will at all times be available at the sole discretion of the Bank. Notwithstanding any other provisions contained in this letter or in any other document, the Bank will at all times have the right to require immediate payment and/or cash collateralisation of all or part of any sums actually or contingently owing to it.


DOCUMENTATION

Before the above facilities may be used, the enclosed copy of this letter must be signed and returned to us together with a certified copy of appropriate authorising board resolutions.

The following documentation are held/will also be required:

o       General Customer Agreement executed by the Company.

o All monies charge over deposits held by the Company with the Bank in an amount of not less than HKD2,500,000.- (10% extra margin required for other foreign currency deposits.)

o       Assignment over all receivable of the Company.

o A signed original copy of the Company's audited financial statements within 9 months after its financial year end. A signed original copy of the Company's quarterly management accounts within 30 days of quarter end and monthly certified stock and debtor lists with aging analysis within 30 days of month end. Such other information as the Bank may request from time to time.


UNDERTAKINGS

The Company undertakes to the Bank that it will:

o       Maintain its net worth at not less than HKD90,000,000.-

o Not mortgage, pledge or otherwise encumber any of its assets without the prior written consent of the Bank.

o       Maintain average 80% utilization of trade limits.

o       Rank all banks pari-passu within 3 months subsequent to IPO.

o       Restrict dividend payout ratio to a maximum of 50%.

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                                                                 [LOGO]
                                                          [STANDARD CHARTERED]
                                                                 Page 4


Zindart Industrial Co. Ltd.

o Immediately inform the Bank of any change of the Company's directors or beneficial shareholders or amendment of its memorandum or articles of association.

Please sign the enclosed copy of this letter and return it to the Bank's Credit Operations at its Kowloon Main Office, 9th Floor, Miramar Tower, 1-23 Kimberley Road, Tsimshatsui, Kowloon, for the attention of Ms. Rowena Ng, within one month after the date of this letter, after which this offer will lapse. When accepted, this letter will supersede any previous facility letter which the Bank has issued to the Company. This letter will be governed by Hong Kong law.

We enclose a set of documents which should also be completed and returned to the Bank at the above mentioned address. If you have any queries regarding the completion of the required documents, please contact Ms. Rowena Ng, whose telephone number is 2378-6265. With regard to queries on banking arrangement, you can contact your Senior Relationship Manager Mr. Christopher Chang, whose telephone number is 2310-3828.

We are pleased to be of service to you and take this opportunity to thank you for your custom.

Yours faithfully,
For and on behalf of STANDARD CHARTERED BANK



/s/ JOSEPHINE TO
--------------------------------------------
Josephine To
Senior Credit Documentation Manager

JT/RN/bn
Encl.


Agreed.
For and on behalf of ZINDART INDUSTRIAL CO. LTD.



        [SIG]
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